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                                                                     EXHIBIT 2.5

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") is entered into on November ___, 1999, by and among PMCB ACQUISITION CORP., a Delaware corporation (the "Buyer"), ROPER INDUSTRIES, INC., a Delaware corporation and parent of Buyer ("Parent"), REDLAKE IMAGING CORPORATION, a California corporation (the "Company") and the Stephen W. Ferrell Revocable Family Trust dated July 27, 1992, a trust established under the laws of the State of California and represented herein by its trustee, Stephen W. Ferrell (the "Trust"), Stephen W. Ferrell, Galen Collins , Marlin Collins, John Foley, Donald Thomas, Bruce Bastl, Deborah Robinson and Garrett Garrettson, each individual residents of the state of California (each of the latter individuals as well as the Trust, a "Stockholder"). The Buyer, Parent, the Company and the Stockholders are referred to collectively herein as the "Parties."

     This Agreement contemplates a transaction in which Buyer shall merge with the Company, with Buyer being the surviving corporation and in connection therewith, the Stockholders will receive certain consideration in the form of cash.

     Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

     1.   Definitions.

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses; provided, however, that "Adverse Consequences" shall not include any of the foregoing attributable to an Indemnified Party's conduct which occurs other than in its exercise of its reasonable business judgment or in the good faith defense or contesting of any of the foregoing.

          "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504(a) (or any similar group defined under a similar provision of state, local, or foreign law).

          "Applicable Rate" means the corporate base rate of interest announced from time to time by Bank of America.

          "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, occurrence, event, incident, action, failure to act, or transaction that forms or would probably form the basis for any specified consequence.

          "Business" means the business conducted by the Company on and as of the Closing Date.

          "Buyer" has the meaning set forth in the preface above.

          "California Act" shall mean the General Corporations Law of the State of California.

          "Closing" has the meaning set forth in (S) 2(e) below.

          "Closing Date" has the meaning set forth in (S) 2(e) below.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company" has the meaning set forth in the preface above.

          "Company Disclosure Schedule" has the meaning set forth in (S) 3 below.

          "Company Loans" means any and all loans of the Company for borrowed money.

          "Company Plans" has the meaning set forth in (S) 3(x)(ii) below.

          "Company Shares" means share(s) of the Common Stock, no par value, of the Company.

          "Confidential Information" means: (a) confidential data and confidential information relating to the business of any Party (the "Protected Party") which is or has been disclosed to another Party (the "Recipient") or of which the Recipient became aware as a consequence of or through its relationship with the Protected Party and which has value to the Protected Party and is not generally known to its competitors and which is designated by the Protected Party as confidential or otherwise restricted; and (b) information of the Protected Party, without regard to form, including, but not limited to, Intellectual Property, technical or nontechnical data, algorithms, formulas, patents, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product or service plans or lists of customers or suppliers which is not commonly known or available to the public and which information (i) derives economic value from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Notwithstanding anything to the contrary contained herein, Confidential Information shall not include any data or information that (v) has been voluntarily disclosed to the public by the Protected Party, (w) has been independently developed and disclosed to the public by others, (x) otherwise enters the public domain through lawful means, (y) was already known by Recipient prior to such disclosure or was lawfully and rightfully disclosed to Recipient by another Person, or (z) that is required to be disclosed by law or order.

          "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

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          "Delaware Act" shall mean the General Corporation Law of the State of
Delaware, as amended.

          "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Sec. 3(2)), (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan (as defined in ERISA Sec. 3(1)) or material fringe benefit plan or program.

          "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, state law rulings, codes, plans, permits, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, natural resources, public health and safety, or employee health and safety, including, but not limited to, laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances in ambient air, surface water, drinking water, wetlands, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means SunTrust Bank, Atlanta.

          "Escrow Agreement" means the Escrow Agreement dated the Closing Date, entered into among the Parties and the Escrow Agent with respect to the indemnification obligations of the Stockholders under (S) 8 of this Agreement, the form of which is set forth as Exhibit A.
                                  ---------

          "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

          "Fiduciary" has the meaning set forth in ERISA Sec. 3(21).

          "Financial Statements" has the meaning set forth in (S) 3(g)(ii) below.

          "GAAP" means United States generally accepted accounting principles as in effect as of the date hereof.

          "Hazardous Substance" means any substance regulated under or defined by Environmental, Health, and Safety Laws, including, but not limited to, any pollutant,

                                      -3-
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contaminant, hazardous substance, hazardous constituent, hazardous waste, special waste, solid waste, industrial waste, petroleum derived substance or waste, or toxic substance.

          "Indemnified Party" has the meaning set forth in (S) 8(d) below.

          "Indemnifying Party" has the meaning set forth in (S) 8(d) below.

          "Intellectual Property" means, with respect to the Business:

          (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof;

          (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith;

          (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith;

          (d) all mask works and all applications, registrations, and renewals in connection therewith;

          (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals);

          (f) all computer software (including data and related documentation);

          (g) all other proprietary rights; and

          (h) all copies and tangible embodiments thereof (in whatever form or medium).

          "Knowledge" means knowledge of the Stockholders, after due inquiry of the Company employees with management responsibility in the area of the Company operations with respect to which the applicable representation or warranty applies.

          "Leased Real Property" has the meaning set forth in (S) 3(l) below

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          "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          "Merger" has the meaning set forth in (S) 2(a) below.

          "Merger Consideration" shall have the meaning set forth in (S) 2(c)(i) hereof.

          "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

          "Option" shall have the meaning set forth in Section 7(e) hereof.

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

          "Party" has the meaning set forth in the preface above.

          "PBGC" means the Pension Benefit Guaranty Corporation.

          "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

          "Principal Stockholders" shall mean Stephen Ferrell, Galen Collins, Marlin Collins, Donald Thomas and John Foley.

          "Process Agent" has the meaning set forth in (S) 9 below.

          "Product Warranty Claims" means claims of the Company customers and/or users made at any time following Closing in the Ordinary Course of Business with respect to products sold, manufactured, leased or delivered by the Company on or prior to the Closing Date which (i) are based solely on the Company's written product warranties disclosed to Buyer, and (ii) are only for the refund, repair or replacement remedies expressed in such written product warranties.

          "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

          "Reportable Event" has the meaning set forth in ERISA Sec. 4043.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

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          "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

          "September Balance Sheet" has the meaning set forth in Section 3(g)(i) below.

          "Stockholder(s)" has the meaning set forth in the preface above.

          "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

          "Tax" means any federal, state, local, or foreign income, gross receipts, license payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "Trust" has the meaning set forth in the preface above.

     2.   Merger.

          (a) At the Effective Time (as hereinafter defined) and subject to the terms and conditions of this Agreement, Buyer shall be merged with and into the Company (the "Merger"), in accordance with the relevant provisions of the California Act and the Delaware Act, the separate corporate existence of the Company shall cease and the Buyer shall continue as the surviving corporation (the "Surviving Corporation"). The Merger shall otherwise have the effect set forth in the Delaware Act and the California Act.

          (b) At the Closing, the parties hereto shall cause the Merger to be consummated by delivering articles of merger to the Secretary of State of California and the Secretary of State of Delaware executed in accordance with relevant provisions of the California Act and the Delaware Act for filing thereby (the time of such filing being the "Effective Time"). The Articles of Incorporation and Bylaws, respectively, of the Buyer as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation; provided, however, that the name of the

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     Surviving Corporation shall be Redlake Imaging
     Corporation. The officers and directors of Buyer immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

          (c) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

               (i) all of the Company Shares shall be converted into, and represent the right to receive in the manner provided in (S) 2(d) and
          (S) 2(e) below, cash in the amount of Seven Million Seven Hundred Four Thousand Six Hundred Dollars and Eighty Three Cents ($7,704,600.83) (the "Merger Consideration");

               (ii) each share of capital stock of the Company that is held in the treasury of the Company, if any, shall be cancelled and retired and cease to exist and no consideration shall be issued in exchange therefor; and

               (iii) each issued and outstanding share of capital stock of Buyer shall be converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation.

          (d) At the Closing Date, the Merger Consideration shall be allocated among the Stockholders pro rata based on the number of Company shares held by each as shall be paid as follows:

               (i) One Million Five Hundred Thousand Dollars $1,500,000.00 shall be paid to the Escrow Agent pursuant to the Escrow Agreement to be held and disbursed as provided in (S) 8 hereof and the Escrow Agreement, which amount shall be contributed solely by the Principal Stockholders pro rata based on the number of Company shares held by each in accordance with the allocation schedule set forth as Section 2(d) of the Company Disclosure Schedule (the "Allocation Schedule"); and

               (ii) the balance of the Merger Consideration shall be paid to the Stockholders, Rosenblum, Parrish and Isaacs, Professional Corporation and Alliant Partners as set forth on the Allocation Schedule.

          (e) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Powell, Goldstein, Frazer & Murphy LLP at noon, on November 1, 1999 or such other date and time as the Parties may agree (the "Closing Date").

          (f) Deliveries at the Closing. (i) At the Closing, the Company will deliver to the Buyer the various certificates, instruments, and documents referred to in (S) 5(a) below; (ii) the Buyer will deliver to the Company the various certificates, instruments, and documents referred to in (S) 5(b) below; (iii) the Company and the Stockholders will execute, acknowledge (if appropriate), and deliver to the Buyer (A) a consent and estoppel with respect to the Leased Real Property in the forms attached hereto as Exhibit B and (B) such other documents as
                                     ---------
     the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Company (A) such documents as the Company and the Stockholders and their counsel reasonably may request; and (v) the Buyer will deliver to the Company the Merger Consideration.

     3. Representations and Warranties of the Stockholders. The Stockholders jointly and severally represent and warrant to the Buyer and Parent that the statements contained in this (S) 3 are correct and complete as of the Closing Date, except as specified to the contrary in the disclosure schedule prepared by the Company accompanying this Agreement and initialed by the Company and the Buyer (the "Company Disclosure Schedule"). The Company Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this (S) 3.

          (a) Organization of the Company. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to conduct business in every jurisdiction where such qualification is required. The Company Shares are held of record and beneficially by the Stockholders as described in (S) 3(a) of the Company Disclosure Schedule.

          (b) Authorization of Transaction. The Company and each Stockholder has full power and authority (including, with respect to the Company, full corporate power and authority, and with respect to the Stockholder which is a trust, full power and authority under the trust agreement and the laws governing such trust) to execute and deliver this Agreement and to perform its or his obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Company and the stockholders of the Company have duly authorized the execution, delivery, and performance of this Agreement by the Company. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions. The Company and the stockholders do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or any Stockholder is subject or any provision of the charter or bylaws of the Company, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or any Stockholder is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets).

          (d) Brokers' Fees. Except as set forth on (S) 3(d) of the Company Disclosure Schedule, neither the Company nor any Stockholder has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

          (e) Title to Assets. Each Stockholder has the right to convey, and upon the transfer of the Company Shares to the Buyer, each Stockholder will have conveyed, good title and interest in and to the Company Shares free and clear of all Security Interests. The Company has good title to all of the assets of the Company free and clear of any Security Interest.

          (f) The Company Shares. The Company Shares constitute all of the issued and outstanding capital stock of the Company, are validly issued, fully paid and non-assessable and owned, beneficially and of record, by the Stockholders and no the Company Shares are subject to, nor have any been issued in violation of, pre-emptive or similar rights. All issuances, sales and repurchases of equity interests by the Company have been effected in compliance with all applicable laws, including, without limitation, applicable federal and state securities laws. The Stockholders have good title to the Company Shares, free and clear of any Security Interest or restriction on transfer. The stock ledger and other corporate records of the Company contain a complete and correct record of all issuance and transfer of equity interests of the Company. There are no preemptive or similar rights on the part of any holder of any Company Shares. Except for the options which are set forth on Section 3(f) of the Company Disclosure Schedule, no options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its common stock or any securities convertible into or exchangeable for any such shares or any other securities, are outstanding, and no authorization therefor has been given.

          (g)  Financial Statements.

               (i) Attached hereto as Exhibit C-1 is the unaudited balance sheet
                                      -----------
          of the Company as of September 30, 1999 (the "September Balance Sheet"). The September Balance Sheet has been derived from the books and records of the Company maintained in the Ordinary Course of Business, and fairly presents the financial position and the results of operations of the Company, and reflects adequate reserves for all known liabilities as of September 30, 1999, in accordance with GAAP and, to the extent consistent with GAAP, Seller's policies (except that there are no statements of change in financial position or equity and there are no footnotes).

               (ii)   Attached hereto as Exhibit C-2 are each of the unaudited
                                         -----------
          income statements and balance sheets of the Company as of and for the fiscal years ended December 31, 1997 and December 31, 1998 (the "Financial Statements"). The Financial Statements fairly present the financial position and the results of the operations of the Company, and reflect adequate reserves for all known liabilities, for the respective periods therein stated, in accordance with GAAP consistently applied, and, to the extent consistent with GAAP, Seller's policies, except as noted in the footnotes to the Financial Statements (except that there are no statements of change in financial position or equity and there are no footnotes).

               (iii) The Company does not have any debt, Liability or obligation of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the September Balance Sheet. Accounts payable reflected in the Financial Statements and the September Balance Sheet have arisen from bona fide transactions. All debts, Liabilities and obligations of the Company incurred after the date of the September Balance Sheet were incurred in the Ordinary Course, arose from bona fide transactions, and are usual and normal in amount both individually and in the aggregate. The Company is not, directly or indirectly, liable to or obligated to provide funds in respect of or to guaranty or assume any obligation of any person except to the extent reflected and fully reserved against in the Financial Statements and the September Balance Sheet. Except as set forth in the Financial Statements and the September Balance Sheet, all Liabilities of the Company can be prepaid without penalty at any time.

          (h)  Subsequent Events.

               (i) Since September 30, 1999, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Company. Without limiting the generality of the foregoing, except as listed on (S) 3(h)(i) of the Company Disclosure Schedule, since that date, the Company:

                    (A) has not sold, leased, transferred, or assigned any of
               its assets, tangible or intangible outside the Ordinary Course of Business;

                    (B) has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $5,000 or outside the Ordinary Course of Business;

                    (C) has not, and to the Knowledge of the Company or any
               Stockholder no party has, accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $5,000 to which the Company is a party or by which it is bound;

                    (D) has not imposed or permitted any Security Interest upon any of its assets, tangible or intangible;

                    (E) has not made any capital expenditure (or series of
               related capital expenditures) either involving more than $5,000 or outside the Ordinary Course of Business;

                    (F) has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person;

                    (G) has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

                    (H) has not delayed or postponed the payment of accounts
               payable or other Liabilities outside of the Ordinary Course of Business;

                    (I) has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                    (J) has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                    (K) has not changed or authorized any change in its charter or bylaws;

                    (L) has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                    (M) has not made any loan to, or entered into any other
               transaction with, any of its directors, officers, and employees;

                    (N) has not entered into any employment contract or
               collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                    (O) has not granted any increase in the base compensation of any of its directors, officers, and employees;

                    (P) has not adopted, amended, modified or terminated any
               bonus, profit-sharing incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                    (Q) has not made any other change in employment terms for
               any of its directors, officers, and employees;

                    (R) has not made or pledged to make any charitable or other capital contribution;

                    (S) has not suffered or experienced any other occurrence,
               event, incident, action, failure to act, or transaction outside the Ordinary Course of Business;

                    (T) has not declared or paid any dividend or other
               distribution, whether in cash or other property; and

                    (U) has not committed to any of the foregoing.

               (ii) Except as set forth on (S) 3(h)(ii) of the Company Disclosure Schedule, since August 1, 1999, the Company has made no distributions of any kind to any Stockholder, debt holder or other party, except as set forth on Section 3(h)(ii) of the Company Disclosure Schedule.

          (i) Undisclosed Liabilities. The Company has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Acquired Companies giving rise to any Liability), except for (i) Liabilities set forth on the face of the Financial Statements or the September Balance Sheet, and (ii) Liabilities which have arisen after the date of the September Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of contract, breach of warranty claims, product liability, tort, infringement, or violation of law), (iii) Liabilities which will arise from and after the Closing Date under contracts, instruments and similar obligations of the Company to be performed following the Closing Date and (iv) Liabilities set forth on (S) 3(i) of the Company Disclosure Schedule ("Undisclosed Liabilities").

          (j) Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), which the failure to comply with will result in Adverse Consequences the costs of which will exceed $5,000, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

          (k)  Tax Matters.

               (i) The Company has filed all Tax Returns that they were required to file and were due. All such Tax Returns were correct and complete in all material respects. All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. The Company has not been a member of an Affiliated Group that has filed a "consolidated return" within the meaning of Code Sec. 1501, or has filed a combined or consolidated return with another corporation with any other taxing authority.

               (ii) The Company has made all withholdings of Taxes required to be made in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party and such withholdings have either been paid to the appropriate governmental agency or set aside in appropriate accounts for such purpose.

               (iii) The Company has not received any notice or other indication that any authority is considering assessing any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which the Company or any Stockholder has knowledge based upon personal contact with any agent or representative of such authority. (S) 3(k) of the Company Disclosure Schedule lists all federal, state, local, and foreign income Tax returns filed with respect to the Company for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since December 31, 1995.

               (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               (v) The Company has not made any payments, is not obligated to make any payments, or is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company is not a party to any Tax allocation or sharing agreement. The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has no Liability for the Taxes of any Person (other than the Company) under Treas. Reg.
          (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          (l)  Real Property.

               (i) The Company does not own, and has never owned, any real property.

               (ii) (S) 3(l)(ii) of the Company Disclosure Schedule lists and describes briefly all real property leased to the Company (the "Leased Real Property"). The Company has delivered to the Buyer correct and complete copies of the leases for the Leased Real Property (as amended to date). With respect to each lease for Leased Real Property:

                    (A) the lease or sublease is legal, valid, binding,
               enforceable, and in full force and effect;

                    (B) the Company is not, and to the Knowledge of the Company,
               no party to the lease or sublease is, in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                    (C) the Company is not, and to the Knowledge of the Company,
               no party to the lease or sublease has, repudiated any provision thereof;

                    (D) to the Knowledge of the Company, there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                    (E) the Company has not assigned, transferred, conveyed,
               mortgaged, deeded in trust, or encumbered any interest in the leasehold; or

                    (F) to the Knowledge of the Company, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations.

          (m)  Intellectual Property.

               (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission of all Intellectual Property necessary for the operation of the Business as presently conducted or as proposed to be conducted. Each Stockholder and other director, officer or employer of the Company has heretofore transferred to the Company all right, title and interest of such person in and to any Intellectual Property used, necessary or desirable for the operation of the Business as presently conducted or as proposed to be conducted. Each item of Intellectual Property included among the assets of the Company or owned or used by the Company or any Stockholder immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

               (ii) To the Knowledge of the Stockholders, neither the Company nor any Stockholder has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. Neither the Company nor any Stockholder has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company or any Stockholder must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Company or any Stockholder, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company.

               (iii) (S) 3(m)(iii) of the Company Disclosure Schedule identifies each patent or registration which has been issued or transferred to the Company or any Stockholder with respect to any of its Intellectual Property, identifies each pending patent application for registration which the Company or any Stockholder has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company or any Stockholder has granted to any third party with respect to any of its Intellectual Property. The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. (S) 3(m)(iii) of the Company Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with the Business. With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iii) of the Company Disclosure Schedule:

                         (A) the Company possess all right, title, and interest
                    in and to the item, free and clear of any Security Interest, license, or other restriction;

                         (B) the item is not subject to any outstanding
                    injunction, judgment, order, decree, ruling, or charge;

               (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of the Company threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

               (D) Neither the Company nor any Stockholder has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

          (iv) (S) 3(m)(iv) of the Company Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in (S) 3(m)(iv) of the Company Disclosure Schedule;

               (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

               (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the Merger referred to in (S) 2 above);

               (C) Neither the Company, nor to the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission, is in breach or default, and no event has occurred which with notice of lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               (D) The Company has not, and to the Knowledge of the Company, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof;

               (E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

               (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

               (G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to the Knowledge of the

               Company, threatened, which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                    (H) The Company has not granted any sublicense or similar
               right with respect to the license, sublicense, agreement, or permission.

          (n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. Each such tangible asset is free from any known material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

          (o) Inventory. The inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving (except for parts and components on hand for servicing products already sold), obsolete, damaged, or defective in excess of the amount reserved against inventory on the September Balance Sheet.

          (p) Contracts. (S) 3(p) of the Company Disclosure Schedule lists the following contracts and other agreements, written or oral, to which the Company is a party:

               (i) all customer orders, and the purchase prices thereof, accepted by the Company and in order backlog as of September 30, 1999;

               (ii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

               (iii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, or which to the Knowledge of the Company, will result in a loss to the Company, or which involves consideration, in excess of $5,000;

               (iv)  any agreement concerning a partnership or joint venture;

               (v) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               (vi)  any agreement concerning confidentiality or noncompetition;

               (vii) any agreement involving any Stockholder to which the Company is a party;

               (viii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

               (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $30,000 or providing severance benefits;

               (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees;

               (xi) any agreement under which the consequences of a default or termination would have an adverse effect in the amount of $5,000 or more on the business, financial condition, operations or results of operations of the Company; or

               (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

     The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in (S) 3(p) of the Company Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in (S) 3(p) of the Company Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect, subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (B) to the Knowledge of the Company, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above), subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement, moratorium or other similar laws from time to time affecting creditor's rights generally; (C) the Company is not, and to the Knowledge of the Company, no other party, is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreements; (D) no party has repudiated to the other party any provision of the agreement; and (E) such agreement does not prohibit or require consent in the event of a change of control of the Company. With respect to each customer order listed in (S) 3(p) of the Company Disclosure Schedule, the Company has no Knowledge of any basis for cancellation thereof.

          (q) Notes and Accounts Receivable. Notes and accounts receivable of the Company included among the assets are at least in the amounts reflected in the Financial Statements and all such notes and accounts receivable are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Balance Sheet.

          (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company.

          (s) Insurance. (S) 3(s) of the Company Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past five 5 years:

              (i)   the name, address, and telephone number of the agent;

              (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

              (iii) the policy number and the period of coverage;

              (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

              (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

     With respect to each such insurance policy: (A) all policy premiums due to date have been paid in full, and to the Knowledge of the Company, the policy is legal, valid, binding, enforceable, and in full force and effect with respect to the periods for which it purports to provide coverage subject to applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, arrangement or moratorium or other similar laws from time to time affecting creditor's rights generally; (B) the Company or, to the Knowledge of the Company, any other party to the policy is not in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any provision thereof. (S) 3(s) of the Company Disclosure Schedule describes any self-insurance arrangements affecting the Company.

          (t) Litigation. The Company (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) is not a party nor, to the Knowledge of the Company, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

          (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company or service provided by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and, to the Knowledge of the Stockholders, there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) for refund, replacement or repair thereof or other damages in connection therewith in excess of the amount reserved against product warranty claims on the September Balance Sheet. Except as otherwise may be provided by applicable law, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. (S) 3(u) of the Company Disclosure
     Schedule includes copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions).

          (v) Product Liability. There are no existing or, to the Knowledge of the Company, threatened, claims against the Company arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company which could result in Liability to the Company and neither the Company nor the Stockholders have any knowledge of a reasonable basis for any such claim.

          (w) Employees. To the Knowledge of the Company, no executive, key employee, or group of employees has any plans to terminate employment with the Company. The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practice. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to its employees. There is no claim outstanding or, to the Knowledge of the Company, threatened or, to the Knowledge of the Stockholders, any Basis for a claim respecting employment of any past or present employee of the Company including, without limitation, claims of personal injury (unless fully covered by worker's compensation, liability or indemnity insurance) discrimination, wage, hours or similar laws or regulations.

          (x) Employee Benefits.

              (i) No other corporation, trade, business, or other entity, would, together with the Company, now or in the past 5 years, constitute a single employer within the meaning of Code (S) 414.

               (ii) (S) 3(x) of the Company Disclosure Schedule contains a true and complete list of all of the Employee Benefit Plans which are presently in effect or which have previously been in effect in the last 5 years for the benefit of current or former employees, officers, directors or consultants of the Company (the "Company Plans").

               (iii) Except as set forth in (S) 3(x) of the Company Disclosure Schedule, the Company does not maintain and has never maintained an "employee benefit pension plan," within the meaning of ERISA (S) 3(2), that is or was subject to Title IV of ERISA.

               (iv) There is no lien outstanding upon any Assets pursuant to Code (S) 412(n) in favor of any of the Company Plans. No Assets or assets of any Affiliate have been provided as security to any of the Company Plans pursuant to Code (S) 401(a)(29).

               (v) Except as set forth in (S) 3(x) of the Company Disclosure Schedule, the Company has no past, present or future obligation or liability to contribute to any Multiemployer Plan.

               (vi) The Company has complied in all material respects with the continuation health coverage requirements of Code (S) 4980B and ERISA
          (S)(S) 601 through 608.

               (vii) The Company is not obligated, contingently or otherwise, under any agreement to pay any amount which would be treated as a "parachute payment," as defined in Code (S) 280G(b) (determined without regard to Code (S) 280G(b)(2)(A)(ii)).

               (viii) With respect to each of the Company Plans, except as set forth in (S) 3(x) of the Company Disclosure Schedule:

                    (A) each of the Company Plans has been established,
               maintained, funded and administered in all material respects in accordance with its governing documents, and any applicable provisions of ERISA, the Code, other applicable law, and all regulations promulgated thereunder;

                    (B) none of the Company Plans nor any fiduciary has engaged in a prohibited transaction as defined in ERISA (S) 406 or Code
               (S) 4975 (for which no individual or class exemption exist under ERISA (S) 408 or Code (S) 4975, respectively);

                    (C) all filings and reports as to each of the Company Plans required to have been made on or before the Closing Date to the Internal Revenue Service, or to the United States Department of Labor or to the PBGC, have been or will be duly made by that date;

                    (D) each of the Company Plans which is intended to qualify as a tax-qualified retirement plan under Code (S) 401(a) has received a favorable determination letter(s) from the Internal Revenue Service as to qualification of such Company Plan for the period from its adoption through the Closing Date; nothing has occurred, whether by action or failure to act, which has resulted in or would cause the loss of such qualification; and each trust thereunder is exempt from tax pursuant to Code (S) 501(a);

                    (E) each of the Company Plans which is required to satisfy
               Code (S)(S) 401(k)(3) or 401(m)(2) has been tested for compliance with, and has satisfied the requirements of, Code (S)(S) 401(k)(3) and 401(m)(2) for each plan year ending prior to the Closing Date;

                    (F) no event has occurred and no condition exists relating to any of the Company Plans that would subject the Company to any tax or Liability under IRS (S)(S) 4971, 4972 or 4979, or to any Liability under ERISA (S)(S) 502 or 4071; and

                    (G) to the extent applicable, each of the Company Plans has been funded in accordance with its governing documents, ERISA and the Code, has not experienced any accumulated funding deficiency (whether or not waived) and has not exceeded its full funding limitation (within the meaning of Code (S) 412) at any time.

               (ix) With respect to the Company Plans which provide group health benefits to employees of the Company and are subject to the requirements of Code (S) 4980B and ERISA Title I Part 6 ("COBRA"), such group health plan has been administered in every material respect in accordance with its governing documents and COBRA.

               (x)  With respect to employee benefit matters generally:

                    (A) the Company (nor any person, firm or corporation which is or has been under common control within the meaning of Section 4001(b) of ERISA of the Company) does not maintain or contribute to or has ever maintained or contributed to any Company Plan subject to Title IV of ERISA;

                    (B) except as set forth on (S) 3(x) of the Company
               Disclosure Schedule, the consummation of the transactions contemplated hereby will not accelerate or increase any Liability under any of the Company Plans because of an acceleration or increase of any of the rights or benefits to which Company Plan participants or beneficiaries may be entitled thereunder;

                    (C) except as set forth on (S) 3(x) of the Company
               Disclosure Schedule, the Company has no obligation to any retired or former employee or any current employee of the Company upon retirement or termination of employment under any Company Plans, other than such obligations imposed by COBRA; and

                    (D) except as set forth on (S) 3(x) of the Company
               Disclosure Schedule, any of the Company Plans which is an "employee welfare benefit plan," within the meaning of ERISA (S) 3(1), may be terminated prospectively without Liability to the Company or Parent or Buyer, including, without limitation, Liability for unreported (e.g., run-off) benefit claims, premium adjustments or termination charges of any kind.

          (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

          (z) Environment, Health, and Safety.

              (i) The Company has complied with all Environmental, Health, and Safety Laws, the failure to comply with which could result in Adverse Consequences in an amount in excess of $5,000 individually or in the aggregate, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging such failure.

              (ii) The Company has no Liability (and the Company has not handled, used, stored, treated, recycled or disposed of any Hazardous Substance, arranged for the disposal of any Hazardous Substance, exposed any employee or other individual to any Hazardous Substance or condition, or owned or operated any property or facility in any manner that, to the Knowledge of the Stockholders, could form the Basis for any present or future action, suit, proceeding, hearing, investigations, charge, complaint, claim or demand giving rise to any Liability) for penalties, investigations of or damage to any site, location, body of water (surface or subsurface), or other natural resources, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Laws.

              (iii) Except as set forth in (S) 3(z) of the Company Disclosure Schedule, all properties and equipment used in the Business are and in the past have been free of any amounts of asbestos, PCB's, methylene chloride, trichlorethylene, 1,2 trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, the presence of which could result in Adverse Consequences.

          (aa) Certain Business Relationships With the Company. Except as set forth in (S) 3(aa) of the Company Disclosure Schedule, none of the Stockholders or their relatives has been involved directly or indirectly in any business arrangement or relationship with the Company within the past 36 months, and, except for the Real Property, none of Stockholders owns any asset, tangible or intangible, which is used in the Business.

          (bb) Disclosure. To the Knowledge of the Company, the representations and warranties contained in this (S) 3 (including the Company Disclosure Schedule) do not as of the Closing Date contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement and information contained in this (S) 3 not misleading.

     4. Representations and Warranties of the Buyer. Parent and Buyer, jointly and severally, represent and warrant to the Stockholders that the statements contained in this (S) 4 are correct and complete as of Closing Date.

          (a) Organization of the Buyer. Each of Parent and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified as a foreign corporation to do business in every jurisdiction where such qualification is required.

          (b) Authorization of Transaction. Each of Parent and Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Parent and Buyer, enforceable in accordance with its terms and conditions. Parent and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agencies in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignment and assumption referred to in (S) 2 above).

          (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in (S) 2 above) will
     (i) violate any constitution, state, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Parent or Buyer is subject, or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Parent or Buyer is a party or by which they are bound or to which any of their assets are subject.

          (d) Broker's Fees. Neither Parent nor Buyer has Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

          (e) Investment Decision. Parent and Buyer have had an opportunity to conduct due diligence and ask questions of the Company, and have sufficient knowledge to decide to enter into this Agreement and participate in the Merger.

          (f) Disclosure. To the Knowledge of Parent and Buyer, the representations and warranties contained in this (S) 4 do not contain any untrue statements of a material fact or omit to state any material fact necessary in order to make the statements contained in this (S) 4 not misleading.

     5.   Conditions to Obligation to Close.

          (a) Conditions to Obligation of Parent and Buyer. The obligation of Parent and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

              (i) the representations and warranties set forth in (S) 3 above shall be true and correct in all material respects at and as of the Closing Date;

              (ii) the Company and the Stockholders shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

              (iii) the Company shall have procured all of the third party consents specified on Exhibit D hereto, including a consent and
                                ---------
          estoppel for the transfer of the Leased Real Property;

              (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the assets of the Company or to operate the Business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

              (v) the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in (S) 5(a)(i)-(iv) is satisfied in all respects;

              (vi) each of the Principal Stockholders and Gus Carroll shall have entered into a Noncompetition Agreement with a term of five years prohibiting the manufacture, production or sale of any products which compete with the products manufactured, produced or sold by the Company, in form and substance as set forth in Exhibits E attached
                                                         ----------
          hereto and the same shall be in full force and effect;

              (vii) each of the Principal Stockholders shall have entered into an employment agreement in the form of Exhibit F attached hereto;
                                                 ---------

              (viii) each holder of Options shall have executed and delivered an acknowledgement and release in form and substance satisfactory to the Buyer;

               (ix) the Buyer shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit G attached
                                                           ---------
          hereto, addressed to the Buyer, and dated as of the Closing Date;

               (x) the Buyer shall have received a spousal consent from each married Stockholder, in form and substance satisfactory to the Buyer;

               (xi) the certificates of merger with respect to the Merger shall have been filed in accordance with the California Act and the Delaware Act; and

               (xii) all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

     The Buyer may waive any condition specified in this (S) 5(a) if it executes a writing so stating at or prior to the Closing.

          (b) Conditions to Obligation of Stockholders. The obligation of Stockholders to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (i) the representations and warranties set forth in (S) 4 above shall be true and correct in all material respects at and as of the Closing Date;

               (ii) Parent and Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (iv) the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in (S) 5(b)(i)-(iii) is satisfied in all respects;

               (v) the Company shall have received from counsel to the Buyer an opinion form and substance as set forth in Exhibit H attached
                                                        ---------
          hereto, addressed to the Company, and dated as of the Closing Date;

               (vi) the certificates of merger with respect to the Merger shall have been filed in accordance with the California Act and the Delaware Act; and

               (vii) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

     The Stockholders may waive any condition specified in this (S) 5(b) if it executes a writing so stating at a prior to the Closing.

     6. Pre-Closing Covenants. The parties agree as follows with respect to the period prior to the Closing:

          (a) Access and Investigation. Between the date hereof and the Closing Date, the Company and the Stockholders will, and will cause their representatives to:

               (i) afford the Buyer and its representatives (collectively, "Buyer's Advisors") reasonable access to the Company and its personnel, properties (including for purposes of environmental testing), contracts, books and records, and other documents and data so as to not unreasonably interfere with the conduct of the Business;

               (ii) furnish the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request; and

               (iii) furnish the Buyer and Buyer's Advisors with such additional financial, operating and other data and information as the Buyer may reasonably request.

          (b) Operation of the Businesses of the Company. Between the date hereof and the Closing Date, the Company and the Stockholders will, and the Company will cause its representatives to:

               (i) conduct the business of the Company and each Company Subsidiary only in the Ordinary Course of Business or otherwise with the written consent of the Buyer; provided that there shall be no transactions between the Stockholders and the Company without the prior written consent of the Buyer;

               (ii) use their best efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company; and

               (iii) confer with the Buyer concerning operational matters of a material nature and the status of business operations and finances.

          (c) Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Company and the Stockholders will not, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, which would cause or result in an inaccuracy or breach of any of the representations, warranties or covenants of the Company and the Stockholders set forth in this Agreement, including, without limitation, any action specified in (S) 3(h) of this Agreement. Without limiting the generality of the foregoing, the Company agrees that it shall not, and shall cause each of the Company Subsidiaries not to, take any of the following actions without the prior written consent of the
     Buyer:

               (i) amend its Certificate or Articles of Incorporation or Bylaws; make any change in its authorized, issued or outstanding capital stock or any other equity security; issue, sell, pledge, assign or otherwise encumber or dispose of, or purchase, redeem or otherwise acquire, any of its shares of capital stock or other equity securities or enter into any agreement, call or commitment of any character so to do; grant or issue any stock option or warrant relating to, right to acquire, or security convertible into, shares of their capital stock or other equity security; purchase, redeem, retire or otherwise acquire any shares of, or any security convertible into, capital stock or other equity security of their respective companies, or agree to do any of the foregoing;

               (ii) propose, declare, set aside or pay any dividend or other distribution in respect of any of its capital stock (including, without limitation, any stock dividend or distribution);

               (iii) incur any indebtedness other than normal, Ordinary Course of Business trade payables and accruals;

               (iv) make any distribution outside of the Ordinary Course of Business or any distributions in excess of $5,000; and

               (v)   commit to any new capital expenditure in excess of $5,000.

     (d) Termination of Plans. Prior to the Closing Date, the Company shall terminate all of its option and equity programs, and all outstanding options shall be terminated. In addition, the Company shall terminate its tax-qualified retirement plan immediately prior to the Closing and as soon as practicable thereafter shall file a request with the appropriate Key District Office of the Internal Revenue Service seeking a favorable determination that such plan continues to satisfy applicable tax-qualification requirements upon termination. The Company shall make all reasonable efforts to secure such a favorable determination from the Internal Revenue Service and, upon obtaining the same, shall provide Parent with a copy thereof.

     7. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

          (a) General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Stockholders and Buyer will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor hereunder). The Stockholders acknowledge and agree that from and after the Closing the Buyer will have the right to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company in this Agreement; provided, however, that the Stockholders shall have the right to obtain access to such documents, books, records (including Tax records), agreements, and financial data and make photocopies thereof for a proper purpose, such as in connection with the preparation of their tax returns.

          (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Surviving Corporation or any Stockholder, each of the other Parties will reasonably cooperate with the contesting or defending Party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under (S) 8 below).

          (c) Transition. Each of the Stockholders will use his best efforts not to take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Surviving Corporation after the Closing as it maintained with the Company prior to the Closing.

          (d) Confidentiality. Each Stockholder will treat and hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information and deliver promptly to the Surviving Corporation or destroy, at the request and option of the Surviving Corporation, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that a Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Surviving Corporation promptly of the request or requirement so that the Surviving Corporation may seek an appropriate protective order or waive compliance with the provisions of this (S) 7(d). If, in the absence of a protective order or the receipt of a waiver hereunder, a Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that a Stockholder shall use its reasonable efforts to obtain, at the reasonable request of the Surviving Corporation and at the Surviving Corporation's sole expense, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Surviving Corporation shall designate.

          (e) Stock Options. Immediately following the Closing, each then outstanding option to purchase shares of Company Shares (in each case, an "Option"), shall be canceled and in consideration of such cancellation, Parent shall cause the Surviving Corporation to pay to the holders thereof the amounts set forth on Section 7(e) of the Company Disclosure Schedule. Such payment shall be less any required withholding Taxes and without interest.

          (f) Tax Matters. Buyer and the Company will provide each other with such cooperation and information as either of them may reasonably require of the other in connection with the filing of any Tax Return, including Tax Returns relating to the application of the successor employer rules for payroll Tax purposes contained in Code (S)(S) 3121(a)(1) and 3306(b)(1), the determination of a liability for Taxes or a right to a refund for Taxes, or the preparation for litigation or investigation of any claim for Taxes or a right to a refund for Taxes, or the preparation for cooperation and information shall include all relevant Tax Returns, and other documents and records, or portions thereof relating to or necessary in connection with the preparation of records, or portions thereof relating to or necessary in connection with the preparation of such Tax Returns or other determination of Tax liability. Each Party shall retain all Tax Returns, schedules, workpapers, and all other materials, records or documents until the expiration of the statute of limitations for the taxable years to which such Tax Returns and other documents relate. After expiration of the statute of limitations, such party shall notify the other party in writing that it desires to dispose of or destroy the Tax Returns and other documents and shall provide such other party with the right for thirty (30) days after the tendering of such notice to copy or take possession of such Tax Returns and other documents. Any information obtained under this provision shall be kept confidential by the parties, except as may be necessary in connection with the filing of such Tax Returns.

     8.   Remedies for Breaches of this Agreement.

          (a) Survival of Representations and Warranties. All of the representations and warranties contained in (S) 3(g)-(ab), except (S) 3(k) and 3(x) of this Agreement and of Buyer contained in (S) 4(e)-(g) of this Agreement shall survive the Closing and continue in full force and effect for a period of one year thereafter; the representation and warranties contained in (S) 3(k) and (S) 3(x) shall survive the Closing and continue in full force and effect for a period of 90 days following the expiration of the applicable statute of limitations with respect to such matters; and all of the other representations, warranties, covenants, indemnities, and other agreements of the Buyer and the Stockholders contained in this Agreement (including the representations and warranties contained in (S) 3(a)-(f) and (S) 4(a)-(d)) shall survive the Closing and continue in full force and effect forever thereafter, subject to any applicable statues of limitations. No action, claim, or proceeding may be brought by any Party hereto against any other Party resulting from, arising out of, or caused by a breach of a representation or warranty contained herein, or the failure to perform any covenant or other obligations hereunder, after the time such representation, warranty or covenant ceases to survive pursuant to the preceding sentence, unless written notice of such claim setting forth with specificity the basis for such claim is delivered to the applicable Party prior to such time.

          (b) Indemnification Provisions for Benefit of the Parent and the Buyer.

               (i) In the event a Stockholder breaches (or in the event any third party alleges facts that, if true, would mean Stockholder has breached) any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 8(a) above, provided that the Buyer makes a written claim for indemnification setting forth with specificity the basis for such claim against the Stockholders pursuant to (S) 9(g) below within such survival period, then each of the Stockholders jointly and severally agrees to indemnify Parent, Buyer and the Surviving Corporation, subject to the limitations set forth herein, from and against the entirety of any Adverse Consequences the Parent, the Buyer or the Surviving Corporation may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Parent, the Buyer or the Surviving Corporation may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach); provided, however, that

                     (A) The Stockholders shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences resulting from, arising out of, or caused by the breach (or alleged breach) of any representation, warranty or covenant contained in (S) 3(g)-(ab) except (S) 3(k) and (S) 3(x) of the Agreement which exceed the Escrow Fund. No such restriction shall be applicable to (I) claims for uncollected accounts receivable in excess of the reserve therefor on the September Balance Sheet; (II) product warranties claims for amounts in excess of the reserve therefor on the September Balance Sheet; and (III) tax liabilities in excess of the amount accrued therefore on the September Balance Sheet;

                     (B) The Stockholders shall have no such indemnification obligation with respect to such (S) 3(g)-(ab) breaches (or alleged breaches) until the Buyer has suffered Adverse Consequences by reason thereof (i) for any individual claim or series of related claims, until the amount of such claim or claims exceeds $5,000, and (ii) in the aggregate, until the amount of all claims for breaches exceeds $50,000. No such restrictions shall be applicable to: (I) claims for breaches of the representation and warranties as contained in (S)(S) 3(a)-
               (f), (S) 3(k) and (S) 3(x); (II) claims for uncollected accounts receivable in excess of the reserve therefor on the September Balance Sheet; (III) product warranties claims for amounts in excess of the reserve therefor on the September Balance Sheet; or
               (IV) tax liabilities in excess of the amount accrued therefor on the September Balance Sheet; and

                     (C) The Stockholders' liability for a breach of the covenants contained in Sections 7(c) and 7(d) shall not be joint and several.

               (ii) Each of the Stockholders jointly and severally agrees to indemnify Parent, Buyer and the Surviving Corporation for any worker's compensation claims incurred by any employee, consultant, independent contractor, agent, affiliate or other individual of the Company prior to Closing, including, without limitation any claims for personal injuries, property damages and lost wages, except to the extent coverage is provided for such claims under the Company's applicable insurance policy.

               (iii) Each of the Stockholders jointly and severally, agrees to indemnify Parent, Buyer and the Surviving Corporation for any damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly from or in connection with any Environmental, Health, and Safety Laws arising out of or relating to:
          (A) the ownership, operation, or condition at any time on or prior to the Closing Date of any facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Company has or had an interest, (B) any Hazardous Substances that were present on the Facilities or such other properties and assets at any time on or prior to the Closing

          Date, or (C) any Hazardous Substances, wherever located, that were, or were allegedly, used, generated, recycled, disposed, transported, stored, treated, released, or otherwise handled by the Company or by any other person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date.

               (iv) As security for the indemnification obligations of Stockholders under this Agreement, Parent, Buyer and the Principal Stockholders shall enter into the Escrow Agreement as of the Closing Date, which shall be funded with $1,500,000.00 of the Merger Consideration otherwise payable to the Stockholders (the "Escrow Fund"). Parent and Buyer shall seek payment for any indemnification claims hereunder first from the Escrow Fund, however, the Escrow Fund shall be a nonexclusive source of indemnification hereunder and shall not limit the liability of the Stockholders with respect to indemnification under this Agreement. The amount of the Escrow Fund shall be reduced on the first anniversary of the Closing Date to $250,000 (plus the amount of any then-outstanding claims) which remaining amount shall be used solely to fund claims under (S) 3(k) and (S) 3(x) (and any then-outstanding claims) and shall be held until the second anniversary of the Closing Date.

               (v) Each of the Stockholders jointly and severally agrees to indemnify and reimburse the Surviving Corporation upon demand for the full amount of any accounts receivable of the Company which were (A) invoiced more than ninety (90) days prior to the Closing Date and (B) remain uncollected by the Surviving Corporation one hundred eighty
          (180) days following the Closing Date. Within a reasonable time following such 180 day period, Parent or the Surviving Corporation shall provide the Stockholders with a reconciliation of such accounts receivable and certify to the Stockholders that such receivables remain unpaid. The Stockholders shall pay to the Surviving Corporation or Parent such uncollected amount within ten (10) days following receipt of such reconciliation and certification.

               (vi) Notwithstanding any provision of this Agreement to the contrary, each Stockholder's liability shall be limited to the amount of his or her pro rata share of the Merger Consideration; provided, however that Stephen W. Ferrell and the Trust shall be jointly and severally liable to the extent of the pro rata share of the Merger Consideration received by the Trust.

          (c)  Indemnification Provisions for Benefit of the Stockholders.

          In the event Parent or Buyer breaches (or in the event any third party alleges facts that, if true, would mean Parent or Buyer has breached) any of their representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to (S) 8(a) above or in the event of any third party claim relating to the operation of the business after the Closing, provided that the Stockholders makes a written claim for indemnification setting forth with specificity the basis for such claim against Parent or Buyer pursuant to (S) 9(g) below within such survival period, then Parent and Buyer jointly and severally agree to indemnify the Stockholders from and against the entirety of any Adverse Consequences (up to but not in excess of the Merger Consideration) the Stockholders may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Stockholders may suffer after the end of any applicable survival period) resulting from, arising out of, or caused by the breach (or the alleged breach).

          (d)  Matters Involving Third Parties.

               (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter ( a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this (S) 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

               (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interest of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

               (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with (S) 8(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party

          Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

               (iv) In the event any of the conditions in 8(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this
          (S) 8.

          (e) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this (S)
     8. All indemnification payments under this (S) 8 shall be deemed adjustments to the Merger Consideration.

          (f) Post-Closing. Following the Closing, the remedy of the Stockholders, on the one hand, and Parent and the Buyer on the other hand, with respect to any breach or threatened breach of a representation, warranty or covenant contained herein or with respect to any event, circumstance or condition occurring on or before the Closing shall be limited to the enforcement of the indemnification obligations set forth in
     (S) 8; provided, however, that nothing provided in this (S) 8(f) shall limit the right of any Party to seek any equitable remedy available to enforce his or its rights hereunder in accordance with (S) 9 (n).

     9.   Miscellaneous.

          (a) Press Releases and Public Announcements. Neither the Company nor any Stockholder shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Parent. Parent, upon prior notice to the Company, may make any public disclosure it believes in good faith is required or permitted by applicable law or any listing or trading agreement concerning its publicly-traded securities.

          (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

          (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

          (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates and (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

          (e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company and the Stockholders, to the addresses set forth on Exhibit I
                                                                      ---------
hereto.


If to Buyer:
     Derrick N. Key                    Copy to: Shanler D. Cronk, Esq.
     Roper Industries, Inc.                     Roper Industries, Inc.
     160 Ben Burton Road                        160 Ben Burton Road
     Bogart, Georgia 30622                      Bogart, Georgia 30622
     (706) 369-7170                             (706) 369-7170

          Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

          (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

          (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parent, Buyer, the Company and the Stockholders. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

          (k) Expenses. Buyer and each Stockholder will bear its (his) own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Stockholders shall bear all such expenses incurred by the Company.

          (l) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Items set forth in the Company Disclosure Schedule or the Buyer Disclosure Schedule shall be deemed an exception only to the representations and warranties for which they are identified and any other representations or warranties to which the Company Disclosure Schedule or Buyer Disclosure Schedule with respect to representations and warranties contain in appropriate cross-reference.

          (m) Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

          (n) Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having, in accordance with the terms of this Agreement, jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          (o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party appoints The Prentice-Hall Corporation System, Inc. (the "Process Agent") as his or its agent to receive on is or its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in (S) 9(g) above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in (S) 9(g) above. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

          (p) Arbitration. Except as otherwise set forth in this Agreement, all disputes arising out of or under this Agreement shall be settled by arbitration in a location in the State of California mutually acceptable to the Parties before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any of the parties hereto by giving written notice to each other than such dispute has been referred to arbitration under this (S) 9(p). The arbitrator shall be selected by the joint agreement of the Parties, but if they do not so agree within twenty (20) days after the date of receipt of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by the American Arbitration Association. Any award rendered by the arbitrator shall be conclusive and binding upon the Parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reason for the award. This provision for arbitration shall be specifically enforceable by the Parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. The arbitrator shall assess, as part of his award to the prevailing Party, all or such part as the arbitrator deems proper of the arbitration expenses of the prevailing Party (including reasonable attorneys' fees) and of the arbitrator against the Party that is unsuccessful in such claim, defense or objection.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                                       BUYER
                                       PMCB Acquisition Corp.


                                       By:_______________________________
                                       Name:_____________________________
                                       Title_____________________________


                                       PARENT
                                       Roper Industries, Inc.


                                       By:_______________________________
                                       Name:_____________________________
                                       Title:____________________________

                                       THE COMPANY
                                       Redlake Imaging Corporation


                                       By:_______________________________
                                       Name:_____________________________
                                       Title:____________________________


                                       STOCKHOLDERS

                                       THE STEPHEN W. FERRELL REVOCABLE
                                       FAMILY TRUST

                                       By:_______________________________
                                             Trustee



                   [signatures continued on following page]

                   [signatures continued from previous page]






                                       _________________________________
                                       Galen Collins

                                       _________________________________
                                       Stephen W. Ferrell

                                       _________________________________
                                       Marlin Collins

                                       _________________________________
                                       John Foley

                                       _________________________________
                                       Donald Thomas

                                       _________________________________
                                       Bruce Bastl

                                       _________________________________
                                       Deborah Robinson

                                       _________________________________
                                       Garrett Garrettson